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                                                                  Exhibit (a)(5)

                         [WRIGHT & COMPANY, INC. LOGO]

                              Petroleum Consultants

                                 March 24, 2004

Everflow Eastern Partners, L.P.
585 West Main Street
Canfield, OH 44406

ATTENTION: Mr. William A. Siskovic

Gentlemen:

         SUBJECT: SUMMARY REPORT
                  Evaluation of Oil and Gas Reserves
                  To the Interests of Everflow Eastern partners, L.P. In Appalachian Basin Properties
                  Utilizing Constant Economics
                  Effective December 31, 2003
                  Job 02.707

         Wright & Company, Inc. has performed an evaluation to estimate proved and probable reserves and cash flow from certain oil and gas properties to the subject interests. This evaluation was authorized by Mr. William A. Siskovic of Everflow Eastern Partners, L.P. (Everflow). Projections of the reserves and cash flow to the evaluated interests were based on economic parameters and operating conditions considered to be applicable as of December 31, 2003, and are pursuant to the financial reporting requirements of the Securities and Exchange Commission. The following is a Summary of the results of the evaluation effective December 31, 2003:

---------------------------------------------------------------------
                                PROVED        PROVED
                              DEVELOPED     DEVELOPED
                              PRODUCING    NONPRODUCING      TOTAL
 TOTAL COMPANY INTERESTS        (PDP)        (PDNP)         PROVED
---------------------------------------------------------------------
NET RESERVES TO THE
  EVALUATED INTERESTS
   OIL, MBBL:                    695.454         7.315        702.769
   GAS, MMCF:                 46,019.592     1,048.999     47,068.591
CASH FLOW (BTAX), M$
  UNDISCOUNTED:              212,087.103     4,507.497    216,594.600
  DISCOUNTED AT 10%
    PER ANNUM:               102,500.608     2,809.169    105,309.777
---------------------------------------------------------------------

  5200 Maryland Way - Suite 100       18 Augusta Pines Drive - Suite 151W, No. 1
    Brentwood, Tennessee 37027                    Spring, Texas 77389
(615) 370-0755 Fax (615) 370-O756          (832)381-1220 Fax (832) 381-1225

                           Email@wrightandcompany.com

Mr. William A. Siskovic
Everflow Eastern Partners, L.P.
March 24, 2004
Page 2

         The attached Definitions of Oil and Gas Reserves describe all categories of reserves, and the Discussion describes the bases of this evaluation. It has been a pleasure to serve you by preparing this evaluation. All related data will be retained in our files and are available for your review.

                                             Yours very truly,

                                             /s/ Wright & Company, Inc.

                                             Wright & Company, Inc.